Exhibit 10.9

Execution Copy

Financial Services Agreement

This agreement (the “Agreement”) is entered into as of this __ day of November 2015 (the "Effective Date") between Therapix Biosciences Ltd. with principal offices at 5 Azrieli Center, 27th floor, Tel-Aviv 67025, Israel and its subsidiaries (the "Company") and Mr. Guy Goldin, licensed CPA, ID no. 029410768, of Klauzner 3th St. Ramat-Gan (“Contractor”).

Whereas	the Company is a public company whose securities are traded on the Tel-Aviv Stock Exchange; and

Whereas	Contractor is engaged with Baseline, Licensed Dealer no. _______ and renders certain financial services to companies as a consultant;

Whereas	the Company wishes to retain services from the Contractor and the Contractor wishes to render such services to the Company, as further set forth herein; and

Whereas	the Contractor represents that it has the required knowledge, ability, talent and experience to provide services to the Company, all as detailed and pursuant to the terms set forth herein.

Now, therefore, the parties have agreed as follows:

1.	Services

1.1	The Contractor will provide the Company with a finance director services as customary to be provided by an office holder holding such position in a publicly traded company, including financial services, as an independent contractor, which, , will include inter alia the services set forth in Exhibit A hereto (the “Services”).

1.2	The Services shall be provided by Mr. Guy Goldin personally.

1.3	The Contractor shall report directly to the Company's CEO.

1.4	The scope of the Services shall be determined by the Company's CEO from time to time, according to the Company’s needs.

1.5	The Contractor shall immediately notify the Company's CEO regarding any matter it has and/or may have a personal interest in which may affect the rendering of the Services.

1.6	The Contractor shall perform the Services diligently and promptly for the sole benefit of the Company. The Contractor shall competently perform all assigned duties, carry out the policies, directives and decisions of the CEO of the Company; not withhold information from the Company and refrain from any conduct which is illegal, dishonest, fraudulent or detrimental to the Company's business.

1.7	Contractor shall devote his attention, know-how, energy, talent, experience and best efforts to the performance of the Services under this Agreement and the business and affairs of the Company. Contractor shall be engaged with the Company on a part-time basis, such that Contractor shall devote up approximately 70 hours per month for the ongoing work and additional up to 35 hours per quarter for the performance of the Services, as shall be instructed by the Company. In the event that the parties will see a need to increase the scope of work, the parties shall negotiate and mutually agree – if possible - on an updated fee.

2.	Representations and Warranties

2.1	Contractor hereby represents, warrants and covenants to the Company, and acknowledges that the Company is entering into this Agreement in reliance thereon, as follows:

2.2	Contractor has the necessary skills, knowledge and experience to fulfill Contractor’s obligations hereunder, shall do so diligently, professionally and conscientiously and shall use Contractor’s best efforts in the performance thereof.

2.3	The execution and delivery of this Agreement and the fulfillment of the terms hereof will constitute the valid, binding and enforceable obligations of Contractor and will not violate, conflict with or constitute a default under or breach of any agreement and/or undertaking and/or instrument, judgment, order, writ or decree to which Contractor is a party or by which he is bound, or any provision of law, rule or regulation applicable to Contractor, including without limitation, any confidentiality or non competition agreement, and do not require the consent of any person or entity. In the performance of Contractor’s obligations hereunder, Contractor will not make use of (i) any confidential or proprietary information belonging to any third party, or (ii) any information which Contractor is restricted from disclosing or using due to contractual undertakings or by law. Contractor hereby represents and warrants that he has obtained all approvals necessary by third parties with respect to his the execution, delivery and performance of this Agreement.

2.4	In the performance of Contractor’s duties hereunder, Contractor shall comply with all applicable laws and regulations, including, inter alia, the Company Internal Compliance Plan (as defined below).

2.5	Contractor will refrain from engaging in any business or other activity which may be of conflict of interest with Contractor’s duties and obligations hereunder, and shall promptly notify the Company of any such matter or activity.

3.	Term

3.1	This Agreement shall commence on the date hereof and shall remain in full force and effect (the “Term”) unless terminated, for any reason, with a thirty (30) days prior written notice (the "Notice Period").

3.2	During the Notice Period the Contractor shall continue providing the Services and be entitled to the Monthly Fees (as defined below). Nevertheless, the Company may, under its sole discretion, waive retaining the Services during the Notice Period, in whole or in part, subject to paying the Contractor the Monthly Fees, had it continued providing the Services until the end of the Notice Period.

3.3	Notwithstanding the above, the Company may terminate this Agreement with immediate effect, without providing any notice upon the occurrence of any of the following: (a) The Contractor has breached any of its confidentiality obligations towards the Company, (b) the prosecution of the Contractor for any felony whatsoever, and (c) a violation by the Contractor of its fiduciary duties towards the Company.

3.4	Upon any the termination of this Agreement and subject to paying the applicable Monthly Fees and final account to the Contractor, Contractor shall immediately provide the Company all written, electronic and other records of Company in its possession, in a form reasonably requested by Company. During the Notice Period, Contractor shall provide all necessary consultations, hand-off and instructions services to any replacement of Contractor hired by Company.

4.	Consideration

4.1	As full and complete consideration for the Services, the Company shall pay to Contractor monthly fees for the Services in an amount of NIS 19,000 plus VAT for each month (the “Monthly Fees”).

4.2	The Monthly Fees will be paid at within 10 days of the end of each calendar month as a wire transfer, against a proper tax invoice of The Contractor.

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4.3	The Company shall reimburse Contractor for expenses incurred in connection with the fulfillment of his duties hereunder, in an amount of NIS 1,000 + VAT per month against tax invoice provided by the contractor. Reimbursement shall be made upon payment of the Monthly Fees.

4.4	In addition to clause 4.3 Company shall reimburse the Contractor for all out-off pocket expenses reasonably required in the performance of the Services by the Contractor under this Agreement and approved in advance by the Company. Reimbursement shall be made against delivery by Contractor to the Company of tax receipts or other appropriate supporting documentation satisfactory to the Company.

4.5	Option.

4.5.1.	Subject to and upon the later of (i) the sole discretion and approval of the Company's Board of Directors (the "Board"), the shareholders of the Company and any applicable Company organs, law or regulation, to the extent applicable (ii) the Company's Compensation Policy then in effect, (iii) the adoption of an Employee Share Option Plan (the "Plan") by the Board and its approval by the Israeli Tax Authorities, and (iv) the execution by Contractor of a standard option agreement in a form approved by the Board, Contractor shall be granted with an option to purchase up to 200,000 Ordinary Shares of the Company, par value NIS 0.1, each under the Plan (the "Shares" and collectively, the “Option”). The Option shall be subject to the provisions of the Plan and shall vest over a 3 year period, on a quarterly basis. The Option shall be exercisable in linear stages as set forth above provided that Mr. Goldin shall be continuously engaged by the Company. To the extent the Services were terminated prior to an end of a quarter, Contractor shall be entitled to the respective pro-rata portion of the Option.

4.5.2.	Subject any applicable laws or regulations, the term of the Option and the exercise price of each Share underlying the Option shall be determined by the Board, at its sole discretion.

4.5.3.	The grant of the Option shall be subject to the obtainment by the Company of all (i) applicable corporate approvals, including, without limitation, approvals by the Board and the shareholders of the Company; and (ii) completion of appropriate filings with and obtainment of the required approvals of the Israeli Securities Authority and/or the Tel Aviv Stock Exchange (and the OTCQB, if required).

4.5.4.	In case a regulatory approval (if indeed shall be required) is not obtained, for reasons beyond the Company’s control, this shall not be considered to be a breach by the Company of this agreement, Contractor shall not hold any demand, allegations or claims against the Company in connection with the Company's failure to obtain such regulatory approval.

4.5.5.	Nothing herein shall be construed as an obligation to grant any options to the Contractor.

4.6	Contractor shall be solely responsible and shall make all compulsory payments in connection with the Services provided hereunder. Said payments shall include, without limitation, income tax, National Insurance, severance, and any and all other payments to any governmental or other relevant authority in connection with the Services.

4.7	Contractor shall be solely responsible for any tax and other payments required by law in connection with this Agreement and the payment or remittance of any portion of the Consulting Fee hereunder, provided, however, that the Company may withhold any amounts as required by applicable law from any payments or other forms of compensation hereunder or in connection with this Agreement.

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4.8	The Contractor shall not be entitled to receive any other compensation or payment from the Company other than as expressly stated in this section 4.

5.	Insurance; Indemnification and Exemption

5.1	The Company shall insure Mr. Guy Goldin under the Company's officers’ insurance policy, in accordance with its terms.

5.2	Subject to the obtainment of all corporate and regulatory approvals, to the extent required, Contractor shall be entitled to exemption and indemnification in connection with the performance of the Services hereunder, in accordance with the Exemption and Indemnification Letters in the forms previously approved by the Board.

6.	Confidentiality, Proprietary Rights & Non-Competition

A Confidentiality, Proprietary Rights and Non-Competition agreement between the parties is attached as Exhibit B hereto and forms an integral part of this Agreement.

7.	Independent Contractor

7.1	The parties agree that Contractor shall act as an independent contractor in the performance of the Services and that nothing contained herein shall create or be construed to create an employer-employee relationship between the parties and Contractor shall not be entitled to any Company employment rights or benefits.

7.2	Without derogating from the above, in the event that, notwithstanding the parties’ representations and undertakings hereunder, the Contractor, or anyone on its behalf, shall claim, or a court of competent jurisdiction shall determine, the existence of employer-employee relationship between the Contractor and the Company, then the following provisions shall apply: (i) the Contractor's monthly salary for such claimed or determined period of employer-employee relationship shall be equal to 60% (sixty percent) of the sum of the Monthly Fees and expenses reimbursement due to the Contractor as consideration for the Services hereunder (for the purposes of this Section 7, the “Monthly Salary”); (ii) the Monthly Salary shall be deemed to constitute all of the Company’s liabilities and obligations towards the Contractor, of any source or origin, with respect to and in connection with said employer-employee relationship, except for such rights with respect to which global compensation may not be determined pursuant to applicable law, (iii) Contractor will immediately pay the Company all amounts paid to it beyond the sums calculated as stated in paragraph (i) above, and (iv) Contractor shall be liable to fully indemnify the Company for any damages, liabilities, or other costs and expenses incurred in connection with any such determination.

7.3	The Company shall be entitled to set-off any amount due to it pursuant to this Section 7 from any amount due to Contractor pursuant to this Agreement.

7.4	Contractor hereby undertakes to indemnify, defend, hold harmless and reimburse the Company, its officers, agents, employees, representatives, successors and assigns against any claim, liability, loss and expense, including reasonable attorneys fees, arising from any suit, cause of action, demand or claim brought by any person or entity (including related costs and expenses) due to taxes, payment or withholding, wages, premiums, contributions social security payments, pension payments, employee benefits, health insurance and any other such payments resulting from any payment made by the Company to the Contractor under this Agreement, or otherwise in connection herewith.

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8.	Compensation Policy

8.1	Contractor declares and confirms, that it/he is familiar and aware that the Company has adopted a compensation policy pursuant to the provisions of the Companies Law 5759-1999 (the "Compensation Policy", and the "Law", respectively), and that the terms of this Agreement are subject to and shall be aligned with the provisions and guidelines of the Compensation Policy in force, and as shall be determined from time to time.

8.2	In the event that this Agreement and/or any of its provisions shall be proclaimed and/or considered by a competent authority not aligned with the Compensation Policy and not in accordance with the provision of the Law ("Conflicting Provision"), then the parties shall cooperate to adjust any Conflicting Provision with the Compensation Policy or to approve such Conflicting Provisions by the Company's relevant organs, in accordance with applicable law and regulations.

8.3	Without derogating from the Contractor’s rights under this Agreement, in the event that the abovementioned adjustment is not achievable, the Contractor shall not have any demand, allegations or claims against the Company.

9.	Securities Internal Compliance Plan; Insider Trading Policy

Contractor declares and confirms, that he is familiar and aware that the Company has adopted a Securities Internal Compliance Plan (the "Internal Compliance Plan"), and are familiar with its terms, obligations and restrictions, and shall act in accordance with the provisions and guidelines of the Internal Compliance Plan in force, and as shall be determined from time to time.

10.	Miscellaneous

10.1	During the 45 day period commencing on the Effective Date, the Company and Contractor shall negotiate in good faith with respect to the appointment of Contractor as the Company's Chief Financial Officer, under the same terms detailed hereunder.

This Agreement shall be governed by the laws of the State of Israel and the competent courts in Tel-Aviv shall have exclusive jurisdiction in all matters pertaining or relating thereto.

10.2	This Agreement is for the services of the Contractor and none of the Services to be provided by Contractor hereunder may be delegated, assigned or subcontracted to others without the prior written consent of the Company, in each case. The Contractor shall not be entitled to bind the Company for any purposes unless specifically authorized by the Company in writing in advance.

10.3	This Agreement constitutes the entire agreement between the parties and supersedes all previous agreements and understandings, hereto, whether oral or written, express or implied, with respect to the subject matter contained in this Agreement.

10.4	No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Contractor and the Company. No delay or failure by either party hereto at any time to act with respect to any breach or default by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

10.5	All notices required to be delivered under this Agreement shall be effective only if in writing and shall be deemed received upon the earlier of: (i) if sent by facsimile or email, upon transmission and electronic or other confirmation of receipt or (if transmitted and received on a non-business day) on the first business day following transmission and electronic or other confirmation of receipt, (ii) five (5) days after the date of mailing if mailed by registered mail to the addresses set forth above; and (iii) if sent by messenger, upon delivery.

10.6	It is agreed between the parties that the Contractor's liability towards the Company shall be that of an office holder under the Companies Law-1999 and any other applicable law.

10.7	The Contractor hereby declares that as of the date hereof it does not hold any securities of the Company, and undertakes to notify the Company immediately upon the execution of any transaction whose underlying asset is any of the Company’s securities.

10.8	The execution, delivery and performance of this Agreement is subject to the obtainment of all applicable corporate and regulatory approvals, if and to the extent necessary.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

/s/ Elran Haber	/s/ Ascher Shmulewitz	/s/ Mr. Guy Goldin
Therapix Biosciences Ltd.		The Contractor Mr. Guy Goldin

By:		By:

Title:		Title:

 Annex A to Services Agreement

The Services

●	Acting as the Company's Finance Director ("CFD") and the Company's secretary;

●	Responsible for immidiate and periodic reports, including, financial reports and other immidiate, quarterly and annual reports, the Company is required to file under applicable law, including in cooperation with the Company’s external accountants as necessary;

●	Filing immidiate and periodic reports, including, financial reports and other immidiate, quarterly and annual reports, the Company is required to file with the public via the "MAGNA system" under applicable law, including the Securities Law-1968 and the regulations promulgated thereunder after legal review by Company’s legal counsel, so far as such review may be required;

●	Acting as the Compliance Officer of the Company, to the extend nominated by the Company's Audit Committee.

●	Preparing board of directors reports and other reports as may be required under applicable law from companies listed on the Tel Aviv Stock Exchange and execute such reports in its capacity as the Company's CFD, as required;

●	Coordinate any future shelf offering report and all related required actions.

●	Managing on-going bookkeeping & salaries;

●	Managing the Company's activity with banks and cash flow;

●	Participating in meetings of the board of directors of the Company and its committees;

●	Preparing budget control and forecasts;

For the purposes of this Annex A, the term "Company" shall also apply to Company's subsidiaries and affiliates.

Annex B to Services Agreement

Confidentiality, Proprietary Rights and Non-Competition Agreement

The following Undertaking confirms certain terms of our engagement, jointly and severally, with Therapix Biosciences Ltd. and its subsidiaries (the "Company"), which is a material part of the consideration for my engagement by the Company and the compensation received by us from the Company from time to time. Capitalized terms used and not otherwise defined herein shall bear the respective meanings ascribed to them in the Financial Services Agreement to which this Undertaking is attached (the "Agreement").

1.	Confidentiality

1.1.	I acknowledge that in the course of my engagement with the Company I may (or may have) receive(d), learn(ed), be(en) exposed to, obtain(ed), or have (had) access to non-public information relating to the Company, its business, operations and activities, including without limitation any commercial, financial, business or technical information, inventions, developments, processes, specifications, technology, know-how and trade secrets, information regarding marketing, operations, plans, activities, customers, suppliers, business partners, etc. ("Confidential Information"), and hereby undertake: (a) to maintain the Confidential Information in strict confidence at all times and not to communicate, publish, reveal, describe, allow access to, divulge or otherwise disclose, expose or make available the Confidential Information in whole or in part, to any person or entity, all whether directly or indirectly, and whether in writing or otherwise; and (b) not to use the Confidential Information for any purpose other than for the performance of my obligations pursuant to the Agreement.

I further recognize that (i) the Company may receive confidential or proprietary information from third parties, subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. Such information shall also be deemed "Confidential Information" hereunder, mutatis mutandis; and (ii) the Company is a public company traded on the Tel-Aviv Stock Exchange, and accordingly, Confidential Information may be considered as "inside information" pursuant to Israeli securities laws and regulations.

1.2.	Notwithstanding, Confidential Information shall not include information that: (i) is now or subsequently becomes generally available in the public domain through no fault or breach on my part of any of my obligations hereunder and/or under the Agreement (it being agreed and understood that Confidential Information shall not be deemed to be in the public domain merely because any part of the Confidential Information is embodied in general disclosure or because individual features, components or combinations thereof are now or become known to the public); (ii) was either rightfully obtained by the undersigned prior to the date hereof from a third party who has the right to transfer or disclose it, or, as the undersigned can demonstrate in its records, was rightfully in undersigned’s possession prior to the date hereof, all without duty of nondisclosure or nonuse; (iii) is approved in writing by the company for release by the undersigned; or (iv) is required or compelled by law to be disclosed, provided that the undersigned gives reasonable prior written notice to the Company in order to allow it to seek protective or other court orders. In addition, I represent and warrant that I will keep the terms and conditions of the Agreement and this Undertaking strictly confidential and will not disclose it to any third person unless and to the extent required by applicable law and subject to prior written notice to the Company. I nevertheless understand and agree that the Company may disclose the terms and conditions of the Agreement and this Undertaking if it so deems necessary and that it is particularity required to make certain public disclosures and publications under applicable laws which may include the terms and conditions of the Agreement and this Undertaking.

1.3.	Upon the earlier of the Company's request or the termination of my engagement, I shall return to the Company any and all documents and other tangible materials containing Confidential Information, and shall erase or destroy any computer or data files in my possession containing Confidential Information, such that no copies or samples of Confidential Information shall remain with me.

1.4.	Without derogating from the above, all Confidential Information made available to, received by, or generated by me shall remain the property of the Company (or its respective owners), and no license or other right in or to the Confidential Information is granted hereby. Any and all material (including without limitation, files, records, documents, design, drawings, specifications, equipment, notebooks, notes, memoranda, diagrams, blueprints, bulletins, formula, reports, analyses, computer programs, software) and data of any kind relating to Confidential Information and/or Proprietary Rights (as defined below), whether prepared by the undersigned or otherwise coming or having come into my possession, and whether or not marked or classified as Confidential Information, shall remain the exclusive property of the Company (or its respective owners).

2.	Proprietary Rights

2.1.	Any and all right, title and interest in and to any and all discoveries, inventions, ideas, developments, technology, products, improvements, enhancements, derivations, modifications, mask works, trade secrets, concepts, ideas, techniques, methods and methods of use, delivery and/or diagnostics, processes materials, proceeds, data, compositions of matters, formulations, know-how, designs and works of authorship, invented, made, developed, discovered, conceived, conducted, designed, reduced to practice, written, authored, compiled, produced and/or created, in whole or in part, by me (or so caused or enabled), independently or jointly with others, (i) during my engagement with the Company; or (ii) which result or arise from or relate to my engagement with the Company, or work performed by or for the Company, or any Confidential Information; or (iii) with the use of any Company equipment, supplies, facilities, trade secrets or proprietary information of the Company; or (iv) which relate to the Company's business, technology or research and development (the "Inventions"), and any and all right, title and interest in and to the Inventions, including without limitation, all patents, copyrights, trademarks, trade names, moral rights and other intellectual, industrial and/or proprietary rights and applications, extensions and renewals associated therewith (collectively and together with the Inventions, the "Proprietary Rights"), shall be the sole and exclusive property of the Company, its successors and assigns (for the purposes of this Section 2, collectively, the "Company"). All works authored by me pursuant to the Agreement, including without limitation the Inventions, shall be deemed "work made for hire".

2.2.	I shall have no title, rights, claims or interest whatsoever in or with respect to the Proprietary Rights. I hereby acknowledge and agree that the Monthly Fee I am entitled to receive from the Company constitutes the sole and exclusive consideration to which I am entitled, by virtue of any contract or law (including, but not limited to, the Israel Patent Law, 5727-1967 (the "Patent Law")), in respect of any and all Inventions, and I hereby waive all past, present and future demands, contentions, allegations or other claims, of any kind, in respect thereof, including the right to receive any additional royalties, consideration or other payments. Without derogating from the aforesaid, I hereby acknowledge and agree that the level of the compensation and consideration to which I am entitled has been established based upon the aforementioned waiver of rights to receive any such additional royalties, consideration or other payment. The foregoing will apply to any "Service Inventions" as defined in the Patent Law and under no circumstances will I be deemed to have any proprietary right in any such Service Invention, notwithstanding the provision or non-provision of any notice of an invention and/or company response to any such notice, under Section 132(b) of the Patent Law. This Undertaking and the Agreement are expressly intended to be an agreement with regard to the terms and conditions of consideration for Service Inventions in accordance with Section 134 of the Patent Law.

Annex B-2

2.3.	I hereby irrevocably and unconditionally transfer and assign to the Company, and if and when not otherwise assignable herein, agree and undertake to transfer and assign to the Company in the future, any and all of my rights, title and interest, now and hereafter acquired, in and to the Proprietary Rights, (without any payments, liabilities or restrictions to any person or third party) in any and all media now known or hereafter devised, and all claims and causes of action of any kind with respect to any of the foregoing, throughout the world in perpetuity.

In the event that pursuant to any applicable law I retain any rights in and to the Proprietary Rights that cannot be assigned to the Company, I hereby unconditionally and irrevocably waive any right, claim or demand with respect thereto (including without limitation for any compensation, royalty or reward, or the enforcement of all such rights), and all claims and causes of action of any kind with respect to any of the foregoing, and agree, at the request and expense of the Company, to consent to and join in any action to enforce such rights and to procure a waiver of such rights from the holders of such rights, if any.

In the event that I retain any rights in and to Proprietary Rights that cannot be assigned to the Company and cannot be waived, I hereby grant the Company an irrevocable, exclusive, perpetual, worldwide, royalty-free license to exploit, use, develop, perform, modify, change, reproduce, publish and distribute, with the right to sublicense and assign such rights, and all claims and causes of action of any kind with respect to any of the foregoing, in and to the Proprietary Rights, in any way the Company sees fit and for any purpose whatsoever. Without derogating from the above, I hereby forever waive and agree never to assert any and all rights of paternity or integrity, any right to claim authorship of any Invention, to object to any distortion, mutilation or other modification of, or other derogatory action in relation to any Invention, and any similar right.

2.4.	I will promptly disclose to the Company fully and in writing all Inventions but will otherwise keep the Inventions in strict confidence in accordance with the provisions of Section 1 above.

2.5.	I further agree and undertake to take all necessary measures and to fully cooperate with the Company, during and after the term of my engagement, in order to perfect, enforce, and/or defend the Proprietary Rights, and effectuate the Company's title and interest therein, including without limitation as follows: (i) to keep accurate records relating to the conception and reduction to practice of all Proprietary Rights, which records shall be the sole and exclusive property of the Company and shall be surrendered to the possession of the Company, immediately upon their creation; and (ii) to provide the Company with all information, documentation, and assistance, including the preparation or execution, as applicable, of documents, declarations, assignments, drawings and other data, all such information, documentation, and assistance to be provided at no additional expense to the Company, except for out-of-pocket expenses incurred by me at the Company's request or with the Company's prior written consent. Without derogating from any of my obligations hereunder, I hereby appoint any officer of the Company as my duly authorized agent to execute, file, prosecute and protect the same before any government agency, court or authority.

3.	Non-Competition; NON-SOLICITATION

3.1.	I agree and declare that, so long as I am an service provider of the Company, and for a period of six (6) months following termination of my engagement, I will not, directly or indirectly, (i) engage in, participate, assist or become financially interested in, any business venture worldwide that is engaged in any activity competing with Company's business; (ii) employ or otherwise engage, recruit or otherwise solicit, induce or influence any person to leave the employment or service of the Company; and (iii) solicit or encourage any customer, supplier or service provider to terminate or modify adversely its business relationship with the Company or otherwise intervene in any relationship between the Company and any of its employees, contractors, suppliers or consultants.

Annex B-3

For the purposes of this Section 3, "directly or indirectly" includes doing business as an owner, partner, joint venturer, an independent contractor, shareholder, director, officer, manager, broker, agent, employee, service provider or advisor, licensor or in any other capacity whatsoever, but does not include holding up to 1% of the free market shares of any publicly traded companies.

3.2.	I hereby acknowledge that the provisions of this Section 3 are reasonable to legitimately protect Confidential Information, Proprietary Rights and Company property (including intellectual property and goodwill) to which I, in my position in the Company, have been and will continue to be exposed, and that my compensation under the Agreement incorporates special consideration with respect for these non-competition undertaking.

4.	General

4.1.	The undersigned understands and agrees that monetary damages would not constitute a sufficient remedy for any breach or default of the obligations contained in this Undertaking, and that the Company shall be entitled, without derogating from any other remedies, to seek injunctive or other equitable relief to remedy or forestall any such breach or default or threatened breach.

4.2.	The provisions of the Agreement relating to term and termination and the general provisions thereof shall apply to this Undertaking, mutatis mutandis.

In witness whereof, I hereby affix my name and signature, on this __ day of November 2015.

/s/ Mr. Guy Goldin
Mr. Guy Goldin

Annex B-4

Execution Copy

1st Amendment Of Financial Services Agreement

This 1st Amendment (the "Amendment") is made and entered into on this 22 day of March, 2016, by and between Therapix Biosciences Ltd., a public company organized under the laws of the State of Israel (the "Company"), and Mr. Guy Goldin, ID no. 029410768 (the “Contractor”). The Company and the Contractor may be referred to collectively as the “Parties” and each as a “Party”

WHEREAS	the Company and the Contractor have entered into a Financial Services Agreement, dated November 30, 2015 (the "Agreement"); and

WHEREAS	pursuant to section 1.7 of the Agreement, the Parties desire to amend the Agreement as further set forth herein.

NOW THEREFORE, in consideration of the mutual promises contained herein, and intending to be legally bound, the parties hereby declare and agree as follows:

1.	Capitalized terms used and not otherwise defined herein shall bear the respective meanings ascribed to them in the Agreement.

2.	Effective as of April 1, 2016:

2.1.	Contractor shall act as the Company's Chief Financial Officer and Company’s secretary. Annex A of the Agreement shall be deemed to have been amended with the necessary changes, to reflect said change of position.

2.2.	Notwithstanding anything to the contrary in section 1.7 of the Agreement, Contractor shall devote up to 87 hours per month for the ongoing work and additional up to 45 hours per quarter for the performance of the Services (which together represent in practice the scope of approx. 55% of full time position) (The “Increase in Services Hours”)

3.	In consideration for the Increase in Services Hours, Contractor has agreed to be compensated with an option to purchase up to 150,000 Ordinary Shares of the Company, par value NIS 0.01 each, which terms shall be determined by the Company’s Compensation Committee and Board of Directors, and as further detailed under the Option Agreement attached hereto as Annex A (the “Option Agreement”).

4.	Contractor understand and agrees that he (or any agent, representative, counsel, successor, and any third party which he is or will be engaged with, including without limitation, Baseline) shall not be entitled to any additional consideration pursuant to the Increase in Services Hours (including, without derogating from the generality of the aforementioned, any cash or cash-equivalent compensation of any kind).

5.	The Agreement, as amended hereby, shall continue in full force and effect as originally constituted and is hereby ratified and affirmed by the Parties. Any contradiction in meaning and/or interpretation between the Agreement and this Amendment shall have the meaning and/or be interpreted in light of this Amendment.

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Execution Copy

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first written above.

/s/ Guy Goldin	/s/ Elran Haber		/s/ Ascher Shmulewitz
Guy Goldin	Therapix Biosciences Ltd.

	By:	Elran Haber	Ascher Shmulewitz

	Title:	CEO	Chairman

Execution Copy

Annex A

Option Agreement

This Option Agreement, made this 5th day of May, 2016, by and between Therapix Biosciences Ltd., a public company incorporated under the laws of the State of Israel, of 5 Azrieli Center Square Tower 27th Fl., Tel-Aviv 6702501, Israel (the "Company"), and Guy Goldin, ID No. 029410768, of ____________ (the "Optionee").

WHEREAS, on December 17, 2015, the Company duly adopted and the Board approved Company’s 2015 Share Option Plan, a copy of which attached hereto as Exhibit A, forming an integral part hereof (the “Plan”); and

WHEREAS, pursuant to the Plan, the Company has decided on March 22, 2016, to grant the Optionee an Option to purchase Shares of the Company to the Optionee, and the Optionee has agreed to such grant, subject to all the terms and conditions as set forth in the Plan and as provided herein.

NOW, THEREFORE, it is agreed as follows:

1.            Preamble and Definitions. The preamble to this Option Agreement constitutes an integral part hereof. Unless otherwise defined herein, capitalized terms used herein shall have the meaning ascribed to them in the Plan.

2.            Grant of Options.

2.1            The Company hereby grants to the Optionee or the Trustee (in the case of grants designated as grants made through a trustee pursuant to Section 102 (a "102 Option")) an option to purchase such number of Shares as set forth in Exhibit B hereto (the "Option"); upon payment of the Option Exercise Price (as set forth in Exhibit B), subject to the terms and the conditions as set forth in the Plan and as provided herein.

2.2            The Optionee is aware that the Company intends in the future to issue additional shares and to grant additional options to various entities and individuals, as the Company in its sole discretion shall determine.

2.3            The issuance of the Option is subject to the approval of the Tel Aviv Stock Exchange Ltd. ("TASE") to the registration for trade of the shares resulting from the exercise of the Option.

3.            Period of Option and Conditions of Exercise.

3.1            The Option Agreement shall commence on the Date of Grant and terminate 10 (ten) years thereafter, as specified in Exhibit B hereto, or at such time on which the Option expires pursuant to the terms of the Plan or this Option Agreement, unless determined otherwise by the Board of Directors of the Company (the "Expiration Date").

3.2            The Option may be exercised only to purchase whole Shares, and in no case may a fraction of a Share be purchased. If any fractional Share would be deliverable upon exercise, such fraction shall be rounded up one-half or less, or otherwise rounded down, to the nearest whole number.

4.            Adjustments.

4.1            Notwithstanding anything to the contrary in Section 9.1 of the Plan and in addition thereto, if in any such Transaction as described in Section 9.1 of the Plan, the Successor Company (or parent or subsidiary of the Successor Company) does not agree to assume or substitute for the Option, the Vesting Dates shall be accelerated so that any unvested Option or any portion thereof shall be immediately vested as of the date which is ten (10) days prior to the effective date of the Transaction.

4.2            The number of Shares purchasable upon the exercise of this Option and the payment of the Option Exercise Price shall be subject to adjustment from time to time or upon exercise as provided in this Section 4.

5.            Vesting; Period of Exercise.

5.1            Subject to the provisions of the Plan, Options shall vest and become exercisable according to the Vesting Dates set forth in Exhibit B hereto, provided that there has not been termination of Optionee’s employment or services with the Company and/or its Affiliates on the applicable Vesting Date.

5.2            All unexercised Options granted to the Optionee shall terminate and shall no longer be exercisable on the Expiration Date.

6.            Exercise of Options.

6.1            Options may be exercised in accordance with the provisions of Section 10.1 of the Plan and subject to the directives of the TASE.

6.2            In order for the Company to issue Shares upon the exercise of any of the Options, the Optionee hereby agrees to sign any and all documents required by any applicable law and/or by the Company's incorporation documents or by the Company or the Trustee. The Optionee further agrees that in the event that the Company and its counsel deem it necessary or advisable, in their sole discretion, the issuance of Shares may be conditioned upon certain representations, warranties, and acknowledgments by the Optionee.

6.3            Pursuant to Section 6.5 and 6.6 of the Plan and, when applicable, subject to the provisions of Section 102, any Shares acquired upon the exercise of the Option shall be voted by an Irrevocable Proxy and Power of Attorney, attached hereto as Exhibit C.

6.4            The Company shall not be obligated to issue any Shares upon the exercise of an Option if such issuance, in the opinion of the Company, might constitute a violation by the Company of any provision of law.

7.            Restrictions on Transfer of Options and Shares.

7.1            The transfer of Options and the transfer of Shares to be issued upon exercise of the Options shall be subject to the limitations set forth in the Plan and in the Company’s incorporation documents, or in any applicable law including securities law of any jurisdiction.

7.2            The Optionee shall not dispose of any Shares in transactions, which violate, in the opinion of the Company, any applicable laws, rules and regulations.

7.3            The Optionee agrees that the Company shall have the authority to endorse upon the certificate or certificates representing the Shares such legends referring to the foregoing restrictions, and any other applicable restrictions as it may deem appropriate (which do not violate the Optionee's rights according to this Option Agreement).

7.4            With respect to any 102 Option, subject to the provisions of Section 102 and any rules or regulation or orders or procedures promulgated thereunder, an Optionee shall not sell or release from trust any Share received upon the exercise of an 102 Option and/or, as the case may be, any share received subsequently following any realization of rights and any additional rights issued in respect of the 102 Option or shares received subsequently, including without limitation, bonus shares, until the lapse of the Lock-Up Period required under Section 102, as shall be in effect from time to time. Notwithstanding the above, if any such sale or release occurs during the Lock-Up Period, the sanctions under Section 102 and under any rules or regulation or orders or procedures promulgated thereunder shall apply to and shall be borne by such Optionee.

8.            Taxes; Indemnification.

8.1            Any tax consequences arising from the grant or exercise of any Option, from the payment for Shares covered thereby or from any other event or act (of the Company and/or its Affiliates, the Trustee or the Optionee), hereunder, shall be borne solely by the Optionee. The Company and/or its Affiliates and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Optionee hereby agrees to indemnify the Company and/or its Affiliates and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Optionee.

8.2            The Optionee will not be entitled to receive from the Company and/or the Trustee any Shares allocated or issued upon the exercise of Options and any additional rights issued in respect of the 102 Option or shares received subsequently, including without limitation, bonus shares prior to the full payments of the Optionee’s tax liabilities arising from Options which were granted to him and/or Shares issued upon the exercise of Options. For the avoidance of doubt, neither the Company or the Trustee shall not be required to release any share certificate to the Optionee until all payments required to be made by the Optionee have been fully satisfied.

8.3            The receipt of the Options and the acquisition of the Shares to be issued upon the exercise of the Options may result in tax consequences. The Optionee is advised to consult a tax adviser with respect to the tax consequences of receiving or exercising this Option or disposing of the Shares.

8.4            With respect to Approved 102 Options, the Optionee hereby acknowledges that Optionee is familiar with the provisions of Section 102 and the regulations and rules promulgated thereunder, including without limitations the type of Option granted hereunder and the tax implications applicable to such grant. The Optionee accepts the provisions of the trust agreement signed between the Company and the Trustee, attached hereto as Exhibit D, and agrees to be bound by its terms, including, without derogating of the aforementioned, not to exercise the Shares except for as prescribed under Section 102.

9.            Miscellaneous

9.1            No Obligation to Exercise Options. The grant and acceptance of these Options imposes no obligation on the Optionee to exercise it.

9.2            Confidentiality. The Optionee shall regard the information in this Option Agreement and its exhibits attached hereto as confidential information and the Optionee shall not reveal its contents to anyone except when required by law or for the purpose of gaining legal or tax advice.

9.3            Continuation of Service. Neither the Plan nor this Option Agreement shall impose any obligation on the Company or an Affiliate to continue the Optionee’s employment and nothing in the Plan or in this Option Agreement shall confer upon the Optionee any right to continue in the service of the Company and/or an Affiliate or restrict the right of the Company or an Affiliate to terminate such service at any time.

9.4            Entire Agreement. Subject to the provisions of the Plan, to which this Option Agreement is subject, this Option Agreement, together with the exhibits hereto, constitute the entire agreement between the Optionee and the Company with respect to Options granted hereunder, and supersedes all prior agreements, understandings and arrangements, oral or written, between the Optionee and the Company with respect to the subject matter hereof.

9.5            Failure to Enforce. Not a Waiver. The failure of any party to enforce at any time any provisions of this Option Agreement or the Plan shall in no way be construed to be a waiver of such provision or of any other provision hereof.

9.6            Interpretation. Any interpretation of this Option Agreement will be made in accordance with the Plan but in the event there is any contradiction between the provisions of this Option Agreement and the Plan, the provisions of this Option Agreement will prevail.

9.7            Binding Effect. This Option Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereof.

9.8            Notices. All notices or other communications given or made hereunder shall be in writing and shall be delivered or mailed by registered mail or delivered by email or facsimile with written confirmation of receipt to the Optionee and/or to the Company at the addresses shown on the letterhead above, or at such other place as the Company may designate by written notice to the Optionee. The Optionee is responsible for notifying the Company in writing of any change in the Optionee’s address, and the Company shall be deemed to have complied with any obligation to provide the Optionee with notice by sending such notice to the address indicated below.

/s/ Therapix Biosciences Ltd
Therapix Biosciences Ltd.
Name:	Elran Haber
Title:	CEO

I, the undersigned, hereby acknowledge receipt of a copy of the Plan and accept the Option subject to all of the terms and provisions thereof. I have carefully read and reviewed the Plan and this Option Agreement in its entirety, have had an opportunity to obtain the advice of counsel prior to executing this Option Agreement, and fully understand all provisions of the Plan and this Option Agreement. I agree to notify the Company upon any change in the residence address indicated above.

Furthermore, I hereby declare and agree that:

All prior agreements, arrangements and/or understandings with respect to shares of the Company or options to purchase shares of the Company which have not actually been issued or granted prior to execution of the Agreement shall be null and void and that only the provisions of the Plan and/or the Agreement shall apply.

I am not a "Controlling Shareholder" as defined in Section 32(9) of the Income Tax Ordinance, and shall not be one after the option allocation.

I will inform the Trustee at the end of each year whether I am an Israeli resident.

I am obligated to provide any additional document and to sign any additional document or declaration required by the Trustee or the Company.

/s/ Guy Goldin
Optionee
Name: Guy Goldin

EXHIBIT A

2015 SHARE OPTION PLAN

EXHIBIT B

TERMS OF THE OPTION

Name of the Optionee:	Guy Goldin

Date of Grant:	March 22, 2016

Designation: (Please check the relevant box)	☒ 102 Option - Capital Gain Option (CGO) ☐ 3(i) Option ☐ other

Number of Options granted:	150,000

Exercise Price:	NIS 1.011
Vesting Dates:	The Option shall vest over a three (3) year period, on a quarterly basis, such that 1/12 Shares shall vest upon the end of each quarter commencing on the Date of Grant.
Expiration Date	February 16, 2026, subject to prior expiration as prescribed under the terms of the Plan.

EXHIBIT C

IRREVOCABLE PROXY AND POWER OF ATTORNEY

I, the undersigned, Guy Goldin, hereby appoint Meitav Dash Trusts Ltd. or whomever shall replace it as trustee pursuant to Therapix Biosciences Ltd.’s (the "Company") 2015 Share Option Plan (the "Trustee" and the "Plan", respectively) or whomever the Trustee shall designate (the Trustee and/or such designee shall be referred to hereafter as the "Attorney") as my proxy to participate and vote (or abstain) for me and on my behalf as the Attorney at his sole discretion shall deem appropriate, on all matters and at all meetings of shareholders (whether ordinary, extraordinary or otherwise) of the Company, on behalf of all the shares and/or options of the Company held by the Trustee on my behalf and hereby authorize and grant a power of attorney to the Attorney as follows:

I hereby authorize and grant power of attorney to the Attorney for as long as any shares and/or options which were allotted or granted on my behalf are held by the Trustee or registered in his name, or for as long as the certificates representing any shares are held by the Trustee, to exercise every right, power and authority with respect to the shares and/or options and to sign in my name and on my behalf any document (including any agreement, including a merger agreement of the Company or an agreement for the purchase or sale of assets or shares (including the shares of the Company held on my behalf) and any and all documentation accompanying any such agreements, such as, but not limited to, resolutions, decisions, requests, instruments, receipts and the like), and any affidavit or approval with respect to the shares and/or options or to the rights which they represent in the Company in as much as the Attorney shall deem it necessary or desirable to do so. In addition and without derogating from the generality of the foregoing, I hereby authorize and grant power of attorney to the Attorney to sign any document as aforesaid and any affidavit or approval (such as any waiver of rights of first refusal to acquire shares which are offered for sale by other shareholders of the Company and/or any waiver of any preemptive rights to acquire any shares being allotted by the Company, in as much as such rights shall exist pursuant to the Company’s Articles of Association as shall be in existence from time to time) and/or to make and execute any undertaking in my name and on my behalf if the Attorney shall, at his sole discretion, deem that the document, affidavit or approval is necessary or desirable for purposes of any placement of securities of the Company, whether private or public (including lock-up and/or market stand-off arrangements and undertakings), whether in Israel or abroad, for purposes of a merger of the Company with or into another entity, whether the Company is the surviving entity or not, for purposes of any reorganization or recapitalization of the Company or for purposes of any purchase or sale of assets or shares of the Company.

This Proxy and Power of Attorney shall be interpreted in the widest possible sense, in reliance upon the Plan and upon the goals and intentions thereof.

This Proxy and Power of Attorney shall be irrevocable until such time as the rights of the Company and the Company’s shareholders are dependent hereon. The revocation of this Proxy and Power of Attorney shall in no manner effect the validity of any document (as aforesaid), affidavit or approval which has been signed or given as aforesaid prior to the revocation hereof and in accordance herewith.

This Proxy and Power of Attorney shall also apply to all shares and/or options in other entities issued or granted to or on behalf of the undersigned and held by the Trustee in consideration or in exchange for, or by virtue of, any shares and/or options of the Company in connection with any consolidation, merger, spin-off or like transaction with respect to the Company, and the term “Company” when used herein shall include any other such entity.

IN WITNESS WHEREOF, I have executed this Proxy and Power of Attorney on the 5th day of May 2016.

/s/ Guy Goldin
Name: Guy Goldin

I.D. Number: 029410768

CONFIRMATION

I, the undersigned, Elran Haber hereby confirm the signature of Guy Goldin which appears above.

/s/ Elran Haber

EXHIBIT D

TRUST AGREEMENT

(unofficial translation from Hebrew original)

Executed in Tel Aviv on the 17 day of December, 2015

Between:	Meitav Dash Mutual Funds Ltd.
Derech Sheshet Hayamim 30, Bnei Brak
(Hereinafter - the “Trustee”) One side

And:	Therapix Biosciences Ltd.
I.D. 513581652
(Hereinafter - the “Company”) Second side

RECITALS

WHEREAS	On the date December 17, 2015 the Company adopted an employee stock option plan, as defined in section 102 of the ordinance (the "Plan");

WHEREAS	According to the Plan, the company will allocate, from time to time, shares or options for Company employees, executives, and consultants (together, the "Employees") by means of a trustee;

WHEREAS	According to the Plan, the shares will be allocated to the Trustee so that it may hold the shares in a trust until the end of the exercise period of the allocated shares, as mentioned in the ordinance, the Income Tax Rules (Tax Breaks in Employee Stock Allocation), 5763 – 2003 (the "Rules"), in the Plan, and in this trust agreement;

WHEREAS	The Company chose Meitav Dash Mutual Funds Ltd. to act in trust on behalf of the Company for all option and share allocations deriving from the Plan and the Trustee has given its approval to serve as a trustee for all employed companies and their employees;

NOW, THEREFORE, the Parties hereto agree as follows:

1.	The recitals to this agreement are an integral and inseparable part of the agreement.

2.	According to the Plan, Company shares will not be allocated rather the said shares will be allocated under the name of the Trustee and be held by the Trustee until the end of the time period, as defined in section 102 of the ordinance.

3.	Before the tax that applies is paid as stated in section 7 of the Rules, the shares will not be available for transfer, assignation, mortgage, foreclosure, or any other lien by will and due to the aforementioned no power of attorney or deed transfer will be given, regardless of whether it is to expire immediately or at a future date, except for a transfer deriving from a will or by law;

If shares are transferred in accordance with a will or by law, as mentioned above, the stated in clause 102 and the Rules will apply to the inheritance or transferees of the employee.

4.	After the end of the holding period, every employee may request at any time that the Transferee transfer the allocated shares under his/her name, provided that the Transferee does not transfer the said shares until after such time that the applied tax from section 102 is paid and in accordance with the Rules (the "Applied Tax") and the Trustee holds in its possession approval of the Applied Tax from the tax official.

5.	If according to the terms of the Plan, options are allocated to the employee or in consideration with the held shares, preferred shares are allocated to the employee, the respective options or preferred shares shall be allocated under the Trustee's name. The employee shall be entitled to instruct the Trustee to fulfill the right granted by the options or to realize the preferred shares after the expiration of the time period set forth in the Plan. Shares subject to the rights shall be allocated to the Trustee in accordance with the stated in section 2 of the Rules, and the contents of the Plan will apply to them, including choice of tax track and the instructions of this trust agreement, however the time period until expiration shall be counted commencing from the day the shares were allocated, respect of which the options or preferred shares were granted.

6.	The Company guarantees to the Trustee that no shares will be allocated to employees in accordance with the Plan, if the employee has not declared that the instructions of clause 102 of the ordinance and the tax path that applies are known to him/her, and that he/she agrees to the stated contents of this trust agreement and to the commitment not to realize the shares before the end of the time period, as defined in section 102 of the ordinance.

In Witness Whereof the Parties hereto have set their hands:

/s/ Meitav Dash Mutual Funds Ltd.	/s/ Therapix Biosciences Ltd.
The Trustee	The Company